Schedule 1

Since the filing of Amendment No. 8, the Reporting Person set forth below effected the following transaction(s) in Class A Common Shares on the New York Stock Exchange. The prices below reflect the price paid by such Reporting Person per Class A Common Share on the relevant trade date.

Reporting Person	Type of Transaction	Trade Date	Number of Shares	Price per Share
Control Empresarial	Sale	03/16/2026	31,941	$44.1085 (1)
Control Empresarial	Sale	03/16/2026	17,259	$44.6313 (2)
Control Empresarial	Sale	03/17/2026	600,000	$44.4291 (3)
Control Empresarial	Sale	03/18/2026	612,000	$45.8552 (4)
Control Empresarial	Sale	03/18/2026	488,000	$46.6551 (5)
Control Empresarial	Sale	03/19/2026	52,000	$50.1825 (6)
Control Empresarial	Sale	03/20/2026	239,600	$48.5473 (7)
Control Empresarial	Sale	03/20/2026	100,400	$49.5319 (8)

1. Weighted average price. These shares were sold in multiple transactions at prices ranging from $43.5901 to $44.59 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission (“SEC”), upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (1).

2. Weighted average price. These shares were sold in multiple transactions at prices ranging from $44.595 to $44.655 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (2).

3. Weighted average price. These shares were sold in multiple transactions at prices ranging from $44.15 to $44.78 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (3).

4. Weighted average price. These shares were sold in multiple transactions at prices ranging from $45.50 to $46.30 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (4).

5. Weighted average price. These shares were sold in multiple transactions at prices ranging from $46.50 to $46.92 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (5).

6. Weighted average price. These shares were sold in multiple transactions at prices ranging from $49.70 to $50.43 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (6).

7. Weighted average price. These shares were sold in multiple transactions at prices ranging from $48.00 to $49.00 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (7).

8. Weighted average price. These shares were sold in multiple transactions at prices ranging from $49.01 to $49.6601 inclusive. The Reporting Persons undertake to provide the issuer, any security holder of the issuer, or the staff of the SEC, upon request, full information regarding the shares sold at each separate price within the range set forth in this footnote (8).